Exhibit (99)(a)(2)

ARTICLES OF AMENDMENT

           DREYFUS ADVANTAGE FUNDS, INC., a Maryland corporation having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

           FIRST: The charter of the Corporation is hereby amended by striking Article SECOND of the Articles of Incorporation and inserting in lieu thereof the following:

“SECOND: The name of the corporation (hereinafter called the ‘corporation’) is Advantage Funds, Inc.”

           SECOND: The foregoing amendment to the charter of the Corporation was approved by a majority of the entire Board of Directors; the foregoing amendment is limited to changes expressly permitted by Section 2-605 of Subtitle 6 of Title II of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

          IN WITNESS WHEREOF, Dreyfus Advantage Funds, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President who acknowledges that these Articles of Amendment are the act of the Corporation, that to the best of his knowledge, information and belief all matters and facts set forth herein relating to the authorization and approval of these Articles are true in all material respects, and that this statement is made under the penalties of perjury.

DREYFUS ADVANTAGE FUNDS, INC. By: Michael A. Rosenberg Vice President

WITNESS: Jeff Prusnofsky Assistant Secretary